Exhibit 5

September 19, 2005

TurboChef Technologies, Inc.
Suite 1900
Six Concourse Parkway
Atlanta, GA 30328

Ladies and Gentlemen:

In my capacity as General Counsel of TurboChef Technologies, Inc., a Delaware corporation (the “Company”), I have acted as counsel to the Company in connection with its registration with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) of 2,000,000 additional shares of its Common Stock, par value $.01 per share (the “Shares”), that may be issued pursuant to the exercise of stock options or other stock awards granted or to be granted (the “Awards”) under the TurboChef Technologies, Inc. 2003 Stock Incentive Plan, as amended (the “Plan”).

I have examined the Company’s Certificate of Incorporation and bylaws, each as amended to date, the Plan and such other documents and records as I have deemed necessary to render the opinion set forth herein. I am a member of the Georgia State Bar and have not been admitted to the bar of any other state. This opinion is limited to the federal laws of the United States of America and the general corporation laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the Awards and the Plan (assuming that, when Common Stock is to be issued pursuant to the Awards, there is a sufficient number of authorized but unissued shares of Common Stock or shares held in treasury for the Shares, and the consideration given for the Shares is not less than the par value of the Common Stock), will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours,

/s/ Dennis J. Stockwell
Dennis J. Stockwell
Vice President and General Counsel